SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 2, 2007

REFAC OPTICAL GROUP

(Exact name of registrant as specified in its charter)

DELAWARE	001-12776	13-1681234
(State or other jurisdiction of	(Commission	I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

5 HARMON DRIVE, BLACKWOOD, NEW JERSEY	08012
(Address of principal executive offices)	(Zip Code)

(856) 228-0077
(Registrant’s telephone number, including area code)

None
(Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Info Material Definitive Agreement.

Effective April 2, 2007, Opticare Eye Health Centers (“OEHC”), a subsidiary of Refac Optical Group (the “Company”), entered into a Professional Services and Support Agreement (“the Agreement”) with OptiCare P.C. (the “P.C.”).

The Agreement supersedes the prior arrangement between the parties, and is filed herewith as Exhibit 10.1. Following is a summary of the material terms of the Agreement. Reference should be made to the full text of the Agreement for a complete understanding of its terms.

The Agreement is for a term of fifteen (15) years, and will automatically renew for successive terms of five (5) years each unless terminated at least 180 days prior to the beginning of the next renewal term.

Under the Agreement, the P.C. is required to employ medical personnel and perform ophthalmology and optometry services at OEHC’s facilities in Connecticut, and OEHC is required to provide to the P.C. office space and certain support services, including accounting, bookkeeping, billing and collections. The P.C. is required to employ such staff to enable it to assume responsibility for its core operations.

In connection with the Agreement, the Company has provided to the P.C, a $1 million revolving line of credit to fund the working capital requirements of the P.C.

The P.C. must maintain its stock ownership exclusively with physicians who have been engaged by, and included in the management of, the P.C. for a period of not less than two years.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

See Exhibit Index below.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REFAC OPTICAL GROUP

Dated: April 6, 2007	By: /s/ Carmen J. Nepa III
Name: Carmen J. Nepa, III
Title: Corporate Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Professional Services and Support Agreement, dated as of April 2, 2007.